Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Michael E. Belwood
(212) 836-2674	(812) 604-0530

Alcoa Reports Third Quarter 2010 Results

Highlights:

•	Income from continuing operations of $61 million or $0.06 per share; includes a net charge for special items of $35 million or $0.03 per share.

•	Net Income of $61 million or $0.06 per share.

•	Adjusted EBITDA of $602 million, up 33 percent over third quarter 2009.

•	Revenue of $5.3 billion, up 15 percent over third quarter 2009 and a 2 percent increase from second quarter 2010.

•	Free cash flow of $176 million.

•	Reduced debt by $491 million.

•	Debt to capital ratio 35.7 percent, 270 basis point improvement over previous quarter.

•	Aluminum consumption forecast increased from 12 to 13 percent on strengthening global demand.

New York, NY, Oct. 7, 2010 — Alcoa (NYSE: AA) today announced third quarter 2010 income from continuing operations of $61 million, or $0.06 per share, compared with second quarter 2010 income from continuing operations of $137 million, or $0.13 per share, and third quarter 2009 income from continuing operations of $73 million, or $0.07 per share. Third quarter 2010 results included a negative impact for special items of $35 million, or $0.03 per share, compared to a $2 million net charge for special items in the sequential quarter and a positive impact of $34 million, or $0.03 per share, in the year ago quarter.

Quarterly results were impacted by lower London Metal Exchange (LME) prices and negative currency impacts. These were partially offset by higher volumes in Alumina, Flat-Rolled Products, and Engineered Products and Solutions and the continued benefits from Alcoa’s Cash Sustainability Program.

The third quarter 2010 results also reflect the impact of special items such as previously announced recovery costs associated with the São Luís alumina refinery; a negative impact from the second quarter flood at the Avilés smelter in Spain; costs associated with the recent debt tender offer; non-cash, mark-to-market impacts of derivatives in several power contracts; and restructuring activities. These items were partially offset by a discrete income tax benefit.

“We enhanced our liquidity, improved our balance sheet, and saw strong performance in our mid and downstream businesses,” said Klaus Kleinfeld, Alcoa Chairman and CEO. “And despite unfavorable currency shifts and slightly lower metal prices, our upstream businesses continue to make progress.

“We see markets strengthening and have increased our 2010 global aluminum consumption forecast to 13 percent from 12 percent. In countries such as China, Brazil, India, and Russia, more and more people are moving into the middle class, driving demand in building and construction, transportation, and packaging. This trend favors aluminum as it is light, strong, and infinitely recyclable.”

Net income for the quarter was $61 million, or $0.06 per share, compared to $136 million, or $0.13 per share, for the second quarter of 2010. Net income for the third quarter of 2009 was $77 million or $0.08 per share.

Revenues for the quarter were $5.3 billion, a 2 percent increase from $5.2 billion in the second quarter of 2010 and a 15 percent increase from $4.6 billion in the third quarter of 2009. The sequential increase was the result of a 3 percent increase in aluminum shipment volumes and a 7 percent increase in alumina shipments, offset by lower realized third-party prices for alumina (-5 percent) and aluminum (-2 percent). Strong end-market revenue performance in the quarter was achieved in Packaging (+11 percent), Commercial Transportation (+10 percent), Building & Construction (+10 percent), and Aerospace (+3 percent).

Alcoa continued to produce strong results in its Cash Sustainability Program and is on track to reach its goals for the year. Results year-to-date include procurement savings of $2.2 billion of the $2.5 billion target, overhead savings of $431 million toward the $500 million reduction target, capital spending at $785 million toward the $1.25 billion target, and working capital at 42 days, five days better than the same period last year.

Cash from Operations was $392 million, up $92 million from the second quarter of 2010, and an improvement of $208 million from the year ago quarter. Free cash flow was positive at $176 million in the quarter, an increase of $89 million compared to the previous quarter. Adjusted EBITDA was $602 million, a 33 percent increase over the third quarter of 2009.

Capital expenditures for the third quarter were $216 million, flat with the second quarter of 2010 and on target with the Cash Sustainability Program.

Debt-to-Capital at the end of the third quarter stands at 35.7 percent, 270 basis points lower than the previous quarter and a 260 basis point improvement over the prior-year quarter. The decrease was the result of a reduction in debt of $491 million from the sequential quarter and $764 million over the third quarter of 2009.

Segment Results

Alumina

After-tax operating income (ATOI) in the third quarter was $70 million, a decrease of $24 million compared with second quarter ATOI of $94 million. A 5 percent decline in realized alumina price, negative currency impacts, and São Luís production recovery efforts were partially offset by higher production, continued productivity benefits, and a favorable tax rate change. Alumina production in the third quarter increased to 4,047 thousand metric tons (kmt).

Primary Metals

ATOI in the third quarter was $78 million, a decrease of $31 million compared with second quarter ATOI of $109 million. Lower LME prices, unfavorable currency, the Avilés smelter ramp up, and increases in energy and carbon product prices were partially offset by continued productivity gains. Primary production for the quarter decreased slightly by 2 kmt to 891 kmt, with buy/resell activity totaling 48 kmt. The Avilés smelter is on track to return to full capacity by the end of the year.

Flat-Rolled Products

ATOI in the third quarter was $66 million, a decrease of $5 million compared with second quarter ATOI of $71 million. Revenue growth across many end-markets and increased volumes in China, North America, and Russia helped to partially offset higher costs related to the Tennessee hot mill fire, lower production levels in North America, and also the summer shutdown of our European plants. A rapid response to the Tennessee outage minimized the negative financial impact. The Russian operations achieved their second consecutive quarter of profitability and the Bohai, China, facility continued its ramp-up.

Engineered Products and Solutions

ATOI in the third quarter was $114 million, an increase of $7 million compared with second quarter ATOI of $107 million. Continued strong Cash Sustainability initiative performance helped to generate a record adjusted EBITDA margin of 18.2 percent, 4.9 percentage points better than the third quarter of 2009. Revenues increased sequentially on higher volumes in aerospace and increased market share in the building and construction market.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on October 7, 2010 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum, and alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics, and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “estimates,” “expects,” “forecasts,” “outlook,” “plans,” “projects,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions, or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning aluminum industry growth, aluminum end-market demand or other trend projections, anticipated financial results or operating performance, anticipated achievement of 2010 cash sustainability targets, and statements about Alcoa’s strategies, objectives, goals, targets, outlook, and business and financial prospects. Forward-looking statements are subject to a number of known and unknown risks, uncertainties, and other factors and are not guarantees of future performance. Actual results, performance, or outcomes may differ materially from those expressed in or implied by those forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina, and other products; (b) unfavorable changes in general business and economic conditions, in the global financial markets, or in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine; (c) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, and Euro; (d) increases in energy costs, including electricity, natural gas, and fuel oil, or the unavailability or interruption of energy supplies; (e) increases in the costs of other raw materials, including caustic soda or carbon products; (f) Alcoa’s inability to achieve the level of cash generation, cost savings, improvement in profitability and days working capital, or strengthening of operations anticipated from its cash sustainability, productivity improvement, and other initiatives; (g) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the joint venture in Saudi Arabia or the upstream operations in Brazil; (h) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies; (i) the outcome of contingencies, including legal proceedings, government investigations, and environmental remediation; (j) the outcome of negotiations with, and the business or financial condition of, key customers, suppliers, and business partners; (k) changes in tax rates or benefits; and (l) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2009, Forms 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	September 30, 2009	June 30, 2010	September 30, 2010
Sales	$4,615	$5,187	$5,287

Cost of goods sold (exclusive of expenses below)	3,888	4,210	4,413
Selling, general administrative, and other expenses	234	208	232
Research and development expenses	39	45	40
Provision for depreciation, depletion, and amortization	342	363	358
Restructuring and other charges	17	30	2
Interest expense	120	119	139
Other (income) expenses, net	(123)	(16)	43

Total costs and expenses	4,517	4,959	5,227

Income from continuing operations before income taxes	98	228	60
(Benefit) provision for income taxes	(22)	57	(49)

Income from continuing operations	120	171	109
Income (loss) from discontinued operations	4	(1)	—

Net income	124	170	109

Less: Net income attributable to noncontrolling interests	47	34	48

NET INCOME ATTRIBUTABLE TO ALCOA	$77	$136	$61

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Income from continuing operations	$73	$137	$61
Income (loss) from discontinued operations	4	(1)	—

Net income	$77	$136	$61

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Income from continuing operations	$0.07	$0.13	$0.06
Income (loss) from discontinued operations	0.01	—	—

Net income	$0.08	$0.13	$0.06

Diluted:
Income from continuing operations	$0.07	$0.13	$0.06
Income (loss) from discontinued operations	0.01	—	—

Net income	$0.08	$0.13	$0.06

Average number of shares used to compute:
Basic earnings per common share	974,353,242	1,021,064,062	1,021,260,553
Diluted earnings per common share	977,593,656	1,116,861,304	1,026,774,598

Shipments of aluminum products (metric tons)	1,230,000	1,182,000	1,223,000

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited), continued

(in millions, except per-share, share, and metric ton amounts)

	Nine months ended September 30,
	2009	2010
Sales	$13,006	$15,361

Cost of goods sold (exclusive of expenses below)	11,997	12,636
Selling, general administrative, and other expenses	718	679
Research and development expenses	118	124
Provision for depreciation, depletion, and amortization	942	1,079
Restructuring and other charges	168	219
Interest expense	349	376
Other (income) expenses, net	(182)	48

Total costs and expenses	14,110	15,161

(Loss) income from continuing operations before income taxes	(1,104)	200
(Benefit) provision for income taxes	(437)	92

(Loss) income from continuing operations	(667)	108
Loss from discontinued operations	(155)	(8)

Net (loss) income	(822)	100

Less: Net income attributable to noncontrolling interests	52	104

NET LOSS ATTRIBUTABLE TO ALCOA	$(874)	$(4)

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
(Loss) income from continuing operations	$(719)	$4
Loss from discontinued operations	(155)	(8)

Net loss	$(874)	$(4)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
(Loss) income from continuing operations	$(0.78)	$—
Loss from discontinued operations	(0.17)	(0.01)

Net loss	$(0.95)	$(0.01)

Diluted:
(Loss) income from continuing operations	$(0.78)	$—
Loss from discontinued operations	(0.17)	(0.01)

Net loss	$(0.95)	$(0.01)

Average number of shares used to compute:
Basic earnings per common share	922,347,792	1,016,516,286
Diluted earnings per common share	922,347,792	1,022,836,762

Common stock outstanding at the end of the period	974,376,883	1,021,350,038

Shipments of aluminum products (metric tons)	3,693,000	3,539,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2009	September 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,481	$843
Receivables from customers, less allowances of $70 in 2009 and $57 in 2010	1,529	1,971
Other receivables	653	323
Inventories	2,328	2,435
Prepaid expenses and other current assets	1,031	947

Total current assets	7,022	6,519

Properties, plants, and equipment	35,525	36,802
Less: accumulated depreciation, depletion, and amortization	15,697	16,888

Properties, plants, and equipment, net	19,828	19,914

Goodwill	5,051	5,128
Investments	1,061	1,189
Deferred income taxes	2,958	3,070
Other noncurrent assets	2,419	2,449
Assets held for sale	133	101

Total assets	$38,472	$38,370

LIABILITIES
Current liabilities:
Short-term borrowings	$176	$119
Accounts payable, trade	1,954	1,971
Accrued compensation and retirement costs	925	904
Taxes, including income taxes	345	397
Other current liabilities	1,345	1,091
Long-term debt due within one year	669	200

Total current liabilities	5,414	4,682

Long-term debt, less amount due within one year	8,974	8,990
Accrued pension benefits	3,163	2,677
Accrued postretirement benefits	2,696	2,686
Other noncurrent liabilities and deferred credits	2,605	2,526
Liabilities of operations held for sale	60	31

Total liabilities	22,912	21,592

CONVERTIBLE SECURITIES OF SUBSIDIARY	40	—

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,097	1,141
Additional capital	6,608	7,094
Retained earnings	11,020	10,922
Treasury stock, at cost	(4,268)	(4,171)
Accumulated other comprehensive loss	(2,092)	(1,688)

Total Alcoa shareholders’ equity	12,420	13,353

Noncontrolling interests	3,100	3,425

Total equity	15,520	16,778

Total liabilities and equity	$38,472	$38,370

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Nine months ended September 30,
	2009	2010
CASH FROM OPERATIONS
Net (loss) income	$(822)	$100
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	942	1,080
Deferred income taxes	(55)	62
Equity loss (income), net of dividends	4	(25)
Restructuring and other charges	168	219
Net gain from investing activities – asset sales	(104)	(8)
Loss from discontinued operations	155	8
Stock-based compensation	69	70
Excess tax benefits from stock-based payment arrangements	—	(1)
Other	137	121
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (increase) in receivables	463	(467)
Decrease (increase) in inventories	1,053	(94)
Decrease in prepaid expenses and other current assets	94	34
(Decrease) increase in accounts payable, trade	(736)	16
(Decrease) in accrued expenses	(430)	(384)
(Decrease) increase in taxes, including income taxes	(515)	167
Pension contributions	(102)	(70)
(Increase) in noncurrent assets	(223)	(56)
Increase in noncurrent liabilities	141	136
Decrease (increase) in net assets held for sale	11	(24)

CASH PROVIDED FROM CONTINUING OPERATIONS	250	884
CASH (USED FOR) PROVIDED FROM DISCONTINUED OPERATIONS	(9)	7

CASH PROVIDED FROM OPERATIONS	241	891

FINANCING ACTIVITIES
Net change in short-term borrowings	(125)	(57)
Net change in commercial paper	(1,535)	—
Additions to long-term debt	1,043	1,082
Debt issuance costs	(17)	(5)
Payments on long-term debt	(31)	(1,587)
Proceeds from exercise of employee stock options	—	8
Excess tax benefits from stock-based payment arrangements	—	1
Issuance of common stock	876	—
Dividends paid to shareholders	(198)	(94)
Distributions to noncontrolling interests	(93)	(154)
Contributions from noncontrolling interests	327	121
Acquisitions of noncontrolling interests	—	(66)

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	247	(751)

INVESTING ACTIVITIES
Capital expenditures	(1,254)	(650)
Capital expenditures of discontinued operations	(5)	—
Acquisitions, net of cash acquired (a)	112	(72)
Proceeds from the sale of assets and businesses (b)	(73)	(6)
Additions to investments (c)	(26)	(224)
Sales of investments	1,026	138
Net change in short-term investments and restricted cash	8	7
Other	(9)	9

CASH USED FOR INVESTING ACTIVITIES	(221)	(798)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	37	20

Net change in cash and cash equivalents	304	(638)
Cash and cash equivalents at beginning of year	762	1,481

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,066	$843

(a)	Acquisitions, net of cash acquired for the nine months ended September 30, 2010 includes a cash inflow for cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009. Acquisitions, net of cash acquired for the nine months ended September 30, 2009 was a cash inflow as this line item includes cash acquired in the exchange of Alcoa’s 45.45% stake in the Sapa AB joint venture for Orkla ASA’s 50% stake in the Elkem Aluminium ANS joint venture, which was completed on March 31, 2009, and cash received from the previously mentioned acquisition of a BHP Billiton subsidiary.

(b)	Proceeds from the sale of assets and businesses for the nine months ended September 30, 2010 was a cash outflow as this line item includes cash paid to settle former customer contracts of the divested Electrical and Electronic Solutions and Automotive Castings businesses. Proceeds from the sale of assets and businesses for the nine months ended September 30, 2009 was a cash outflow as this line item includes cash paid to Platinum Equity related to the divestiture of the Electrical and Electronic Solutions’ wire harness and electrical distribution business, which was completed on June 15, 2009 with an effective date of June 1, 2009.
(c)	Additions to investments for the nine months ended September 30, 2009 includes a cash inflow for the return of a portion of the contributions made in prior periods related to one of Alcoa Alumínio’s hydroelectric power projects. All contributions related to this project were originally presented as cash outflows in Additions to investments in the appropriate periods.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q09	2Q09	3Q09	4Q09	2009	1Q10	2Q10	3Q10
Alumina:
Alumina production (kmt)	3,445	3,309	3,614	3,897	14,265	3,866	3,890	4,047
Third-party alumina shipments (kmt)	1,737	2,011	2,191	2,716	8,655	2,126	2,264	2,423
Third-party sales	$430	$441	$530	$760	$2,161	$638	$701	$717
Intersegment sales	$384	$306	$432	$412	$1,534	$591	$530	$506
Equity income	$2	$1	$2	$3	$8	$2	$4	$1
Depreciation, depletion, and amortization	$55	$67	$81	$89	$292	$92	$107	$100
Income taxes	$(1)	$(21)	$13	$(13)	$(22)	$27	$41	$(22)
After-tax operating income (ATOI)	$35	$(7)	$65	$19	$112	$72	$94	$70

Primary Metals:
Aluminum production (kmt)	880	906	881	897	3,564	889	893	891
Third-party aluminum shipments (kmt)	683	779	698	878	3,038	695	699	708
Alcoa’s average realized price per metric ton of aluminum	$1,567	$1,667	$1,972	$2,155	$1,856	$2,331	$2,309	$2,261
Third-party sales	$844	$1,146	$1,362	$1,900	$5,252	$1,702	$1,710	$1,688
Intersegment sales	$393	$349	$537	$557	$1,836	$623	$693	$589
Equity (loss) income	$(30)	$4	$—	$—	$(26)	$—	$1	$—
Depreciation, depletion, and amortization	$122	$139	$143	$156	$560	$147	$142	$142
Income taxes	$(147)	$(119)	$(52)	$(47)	$(365)	$18	$—	$(3)
ATOI	$(212)	$(178)	$(8)	$(214)	$(612)	$123	$109	$78

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	442	448	476	465	1,831	379	420	448
Third-party sales	$1,510	$1,427	$1,529	$1,603	$6,069	$1,435	$1,574	$1,645
Intersegment sales	$26	$23	$34	$30	$113	$46	$40	$46
Depreciation, depletion, and amortization	$52	$55	$60	$60	$227	$59	$57	$57
Income taxes	$—	$(1)	$17	$32	$48	$18	$28	$26
ATOI	$(61)	$(35)	$10	$37	$(49)	$30	$71	$66

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	41	50	43	46	180	46	50	51
Third-party sales	$1,270	$1,194	$1,128	$1,097	$4,689	$1,074	$1,122	$1,173
Equity income	$—	$—	$1	$1	$2	$1	$—	$1
Depreciation, depletion, and amortization	$40	$46	$41	$50	$177	$41	$38	$37
Income taxes	$46	$40	$33	$20	$139	$31	$48	$63
ATOI	$95	$88	$75	$57	$315	$81	$107	$114

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$(143)	$(132)	$142	$(101)	$(234)	$306	$381	$328
Unallocated amounts (net of tax):
Impact of LIFO	29	39	80	87	235	(14)	(3)	(2)
Interest income	1	8	(1)	4	12	3	3	3
Interest expense	(74)	(75)	(78)	(79)	(306)	(77)	(77)	(91)
Noncontrolling interests	(10)	5	(47)	(9)	(61)	(22)	(34)	(48)
Corporate expense	(71)	(70)	(71)	(92)	(304)	(67)	(59)	(71)
Restructuring and other charges	(46)	(56)	(3)	(50)	(155)	(122)	(21)	1
Discontinued operations	(17)	(142)	4	(11)	(166)	(7)	(1)	—
Other	(166)	(31)	51	(26)	(172)	(201)	(53)	(59)

Consolidated net (loss) income attributable to Alcoa	$(497)	$(454)	$77	$(277)	$(1,151)	$(201)	$136	$61

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(dollars in millions)

Adjusted Earnings before interest, taxes, depreciation, and amortization (EBITDA)	Quarter ended September 30,
	2009	2010
Net income attributable to Alcoa	$77	$61

Add:
Net income attributable to noncontrolling interests	47	48
Income from discontinued operations	(4)	—
Benefit for income taxes	(22)	(49)
Other (income) expenses, net	(123)	43
Interest expense	120	139
Restructuring and other charges	17	2
Provision for depreciation, depletion, and amortization	342	358

Adjusted EBITDA	$454	$602

Alcoa’s definition of Adjusted EBITDA is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Free Cash Flow	Quarter ended
	June 30, 2010	September 30, 2010

Cash provided from operations	$300	$392

Capital expenditures	(213)	(216)

Free cash flow	$87	$176

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Engineered Products and Solutions

Adjusted Earnings before interest, taxes, depreciation, and amortization (EBITDA) Margin	Quarter ended September 30,
	2009	2010

After-tax operating income (ATOI)	$75	$114

Add:
Depreciation, depletion, and amortization	41	37
Equity income	(1)	(1)
Income taxes	33	63
Other	2	1

Adjusted EBITDA	$150	$214

Total sales	$1,128	$1,173

Adjusted EBITDA/Total sales	13.3%	18.2%

Alcoa’s definition of Adjusted EBITDA is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.